Cumulus Media Appoints a Top Shareholder Steven M. Galbraith to Board of Directors

ATLANTA, GA — January 22, 2025: Cumulus Media Inc. (NASDAQ: CMLS) today announced the appointment of Steven M. Galbraith to its Board of Directors.

"We are thrilled to welcome Steve to our board," said Chairman Andrew W. Hobson. "As a longtime shareholder in the Company, Steve has demonstrated a deep commitment to the Company’s success. His impressive investment management background and expertise complement the diverse strengths and wide-ranging capabilities of our existing board, and we are excited to leverage his vision and insights to drive growth and capitalize on new opportunities.”

Galbraith is currently a managing member of Kindred Capital Advisors LLC, and is among the largest shareholders of Cumulus through his personal holdings and those held through Kindred. Previously, Galbraith served as managing member of Herring Creek Capital and was a partner at Maverick Capital. His extensive financial services background also includes serving as Chief Investment Officer at Morgan Stanley, where he played a pivotal role in shaping the firm's investment strategies. In addition to his professional achievements, Galbraith was an Adjunct Professor at Columbia University Business School from 1998 to 2008, where he taught securities analysis. He also previously served as an advisor to the Office of Financial Research, an independent bureau reporting to the U.S. Treasury, established under Dodd-Frank to enhance the stability and transparency of the US financial system.

Galbraith has also been actively involved in various non-profit organizations. He has served on the Board of Trustees of Tufts University and the National Constitution Center in Philadelphia. Currently, he sits on the board of trustees of the Success Academy Charter Schools, where he served as Chair, as well as Third Way, the Educational Equity Lab, and the American Friends of Hebrew University Endowment. Additionally, he is a board member of Narragansett Brewing Company, Equity Data Science, and Said Holdings Limited.

About Cumulus Media
Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 400 owned-and-operated radio stations across 84 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, Infinity Sports Network, AP News, the Academy of Country Music Awards, and many other world-class partners across more than 9,800 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. For more information visit www.cumulusmedia.com.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600